CURTISS-WRIGHT ELECTRO-MECHANICAL CORPORATION
SAVINGS PLAN
As Amended and Restated effective January 1, 2010

SECOND INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Electro-Mechanical Corporation Savings Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2010.

2.	Article XII.1 of the Plan permits the Company, by action of its Board of Directors (the “Board”) or its delegate, to amend or suspend the Plan at any time and from time to time.

3.	Subsequent to the most recent amendment and restatement of the Plan, the Board has approved the amendment of the Plan for the following reason:

	a.	To suspend employer matching contributions for all noncollectively bargained employees effective for pay periods beginning on or after July 30, 2012, and ending before January 1, 2013.

4.	Article XIV.2 authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	This Instrument of Amendment is intended to incorporate in the Plan document provisions implementing the Board-approved amendment described above.

Amendment to the Plan:

1.	Effective July 30, 2012, Article III.2 is amended by adding the following new paragraph at the end thereof:

Notwithstanding any other provision of this Article III.2 to the contrary, in no event shall any Employer Match Contributions be made to the Plan for the Suspension Period with respect to any Employee who is not covered by a collective bargaining agreement. For this purpose, the term “Suspension Period” shall mean any pay period of the Company beginning on or after July 30, 2012, and ending before January 1, 2013.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ______ day of _________________, 2012.

Curtiss-Wright Corporation
Administrative Committee

By:

Date:

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